Exhibit 99.1
Hub Group, Inc. Updates 2008 Earnings Outlook

DOWNERS GROVE, Ill. – (PRNewswire) – December 17, 2008 -- Hub Group, Inc. (Nasdaq: HUBG) announced today that it expects full year 2008 earnings to be in the range of $1.56 to $1.61 per diluted share.  Previous earnings guidance for the year had been $1.65 to $1.70 per diluted share.  This updated earnings guidance assumes 37.5 million diluted shares outstanding.

Intermodal and truck brokerage volume has been lower than expected due to the rapid downturn in the economy.  The biggest volume declines have come from customers in the retail and durable goods segments.  The Company does not believe it has lost intermodal share in these markets, rather, due to the economy, there has been an overall reduction in freight volumes in these segments.  The Company expects intermodal volume to range between flat and down 3% for the fourth quarter.  Hub estimates truck brokerage revenue will be down between 8% and 12% in the fourth quarter due to declines in price, volume and fuel.   The truck brokerage business is experiencing excess capacity in the market which results in downward pressure on prices.

“The economic downturn has been more dramatic than we anticipated at the time of our last earnings call,” said Dave Yeager, Chief Executive Officer.  “While the downturn has impacted volume, our asset light, variable cost model allows us to be nimble and adjust quickly to market conditions.  Our expenses will be more closely aligned with these weaker business conditions.  We expect total costs and expenses in the fourth quarter to be between $32 and $33 million.  This decrease in expenses is due in part to a reduction in bonuses since Hub will not meet its internal EPS target.  Hub is very strong financially.  We have no debt, $80 million in cash as of November 30, 2008 and positive cash flow.  We are confident in our ability to adapt to the weak freight market and take advantage of higher freight volumes when the economy improves.”

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2007 and our reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008. Hub Group assumes no responsibility to update any such forward-looking statements.

SOURCE: Hub Group, Inc.
CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214